UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2009

WINDSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32422	20-0792300
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 Rodney Parham Road, Little Rock, Arkansas	72212
(Address of principal executive offices)	(Zip Code)

(501) 748-7000

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 10, 2009, Windstream Corporation (“Windstream” or the “Company”), announced the following changes to its executive management that were effective upon announcement:

Brent K. Whittington, age 38, has been named chief operating officer of Windstream and will oversee operations, customer service, information technology, marketing and sales. Since July 2006, Mr. Whittington served as executive vice president and chief financial officer for Windstream. Mr. Whittington will no longer serve as chief financial officer effective August 10, 2009 as a result of his being named chief operating officer of the Company. From December 2005 to July 2006, Mr. Whittington served as executive vice president and chief financial officer of the Company’s predecessor, Alltel Holding Corp. Prior to December 2005, he served as senior vice president of operations for Alltel Corporation, parent company of Alltel Holding Corp.

Anthony W. Thomas, age 38, has been named chief financial officer of Windstream and will manage the financial, tax, procurement, audit, treasury, risk management and corporate communications teams. Since July 2006, Mr. Thomas served as controller for Windstream. Mr. Thomas will no longer serve as controller effective August 10, 2009 as a result of his being named chief financial officer of the Company. From June 2006 to July 2006, Mr. Thomas served as controller for Alltel Holding Corp. Prior to June 2006, he served as vice president of investor relations at Alltel Corporation and is a licensed certified public accountant.

John C. Eichler, age 38, has been named vice president and controller of Windstream and will be responsible for the Company’s accounting and external reporting departments. From July 2006 to August 10, 2009, Mr. Eichler served as vice president of internal audit for Windstream. From December 2005 to July 2006, he served as vice president of internal audit for Alltel Holding Corp. Prior to December 2005, Mr. Eichler provided assurance and consulting services and is a licensed certified public accountant and a certified internal auditor.

Change-In-Control Agreement

Windstream entered into a Change-In-Control Agreement with Mr. Eichler contemporaneously with his appointment as an executive officer of Windstream. Mr. Eichler’s Change-In-Control Agreement is substantially the same form as Windstream has entered into with its other executive officers, except that it does not provide for a gross-up by Windstream of the executive’s compensation to offset any excise taxes on excess parachute payments under Section 4999 of the Internal Revenue Code. Instead, the Change-In-Control Agreement with Mr. Eichler provides that to the extent payments under the Change-In-Control Agreement trigger payment of the excise tax, then the parachute payment would be automatically reduced by the amount required to eliminate the payment of such excise tax.

Mr. Eichler’s Change-In-Control Agreement provides that he will be entitled to certain severance benefits if, during the two-year period following a “change in control” (as defined in the agreement), Windstream or its affiliates terminate his employment without “cause” (as defined in the agreement) or Mr. Eichler terminates his employment with Windstream or its affiliates for “good reason” (as defined in the agreement). Specifically, Mr. Eichler would be entitled to receive, in a lump sum, the following amounts: (i) his base salary through the date of termination, the bonus earned for the prior year and any accrued vacation pay, in each case to the extent not previously paid, (ii) a pro-rated target bonus for the year of termination, (iii) one times the sum of his base salary and target bonus (in each case, as in effect on the date of the change in control, or if higher, on the date of termination), (iv) a cash equivalent for one year of health care premiums, and (v) outplacement services (with a value of no more than $25,000).

Following termination of his employment, Mr. Eichler will be prohibited from soliciting employees or customers of or competing against Windstream or the acquiring or successor entity for a one-year period and will be subject to a confidentiality restriction. Moreover, following termination, Mr. Eichler will be required to sign a release of all claims against Windstream and the acquiring or successor entity prior to receiving severance benefits under the agreement.

The above description of the Change-In-Control Agreement with Mr. Eichler is qualified in its entirety by the full text of the form of Change-In-Control Agreement attached as Exhibits 10.1 to this Current Report on Form 8-K.

Certain Transactions

Windstream has engaged Touchwood Technologies of Little Rock, Arkansas to perform information technology consulting services including website development and email fulfillment. During 2009, Windstream has paid Touchwood approximately $137,000 for these services. The brother of John Eichler is an employee with Touchwood and performs services for Touchwood on engagements with Windstream. John Eichler has had no involvement in Windstream’s relationship with Touchwood or Windstream’s procurement decisions for this vendor, and Windstream believes that the engagements with Touchwood are on market terms that are comparable or more favorable to those that could be obtained in arm’s length dealings with unrelated third parties. Any future engagements of Touchwood by Windstream will be subject to Windsream’s procedure for the review and approval of related party transactions involving officers, including, without limitation, approval by the Governance Committee of the Board of Directors of Windstream.

Item 9.01	Exhibits.

(d)	Exhibits

Exhibit Number	Description
Exhibit 10.1	Form of Change-In-Control Agreement between Windstream Corporation and certain executive officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WINDSTREAM CORPORATION

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President and General Counsel

August 14, 2009

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Form of Change-In-Control Agreement between Windstream Corporation and certain executive officers

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